Exhibit 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Presents Updated Interim Clinical Data for the PSMA-targeting TriTAC® HPN424 at the 2021 ASCO Annual Meeting

•	The ongoing dose escalation Phase 1/2a trial has enrolled 89 patients with progressive, metastatic castration-resistant prostate cancer in 13 cohorts.

•	Safety data continues to show that HPN424 is generally well tolerated, and cytokine-related adverse events have been transient and manageable.

•	Signals of clinical activity include patients with reductions in serum prostate specific antigen (PSA), a confirmed partial response, and patients remaining on study for more than 24 weeks.

•	Management to host webcast and conference call to review and update the HPN424 data presented at ASCO and provide a pipeline update today at 4 p.m. ET /1 p.m. PT

SOUTH SAN FRANCISCO, Calif., June 4, 2021 - Harpoon Therapeutics, Inc. (NASDAQ: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today presented interim data from the ongoing dose-escalation portion of a Phase 1/2a trial for HPN424 in patients with metastatic castration-resistant prostate cancer (mCRPC) at the 2021 American Society of Clinical Oncology (ASCO) Annual Meeting. HPN424 targets prostate-specific membrane antigen (PSMA) and is based on Harpoon’s proprietary Tri-specific T cell Activating Construct (TriTAC®) platform designed to recruit a patient’s own immune cells to kill tumor cells.

As of April 23, 2021, the data cutoff date for the ASCO presentation, 89 patients have been dosed across 13 cohorts at fixed doses of 1.3 to 160 ng/kg and in step dosing cohorts up to 300ng/kg administered as a weekly intravenous infusion. These interim data demonstrated:

•	HPN424 was active and generally well tolerated

•	Antitumor activity included a confirmed PR per RECIST, PSA declines and circulating tumor cell (CTC) reductions

•	Treatment duration > 24 weeks observed in 15 of 74 (20%) pts, including 8 of 17 (47%) chemo-naïve patients

•	Cytokine release syndrome (CRS) has been transient and manageable with 4% of patients experiencing Grade 3 CRS

•	CRS and transaminitis events observed most often in Cycle 1, with diminished frequency and severity in subsequent cycles

•	Introduction of step dose regimens has allowed for the administration of higher target doses, currently at 300ng/kg

“These encouraging data for HPN424 are continuing to show clinical activity, target engagement, and a manageable safety profile in this heavily pretreated patient population,” stated Jerry McMahon, Ph.D., President and CEO, Harpoon Therapeutics. “As our step dose cohorts continue to enroll patients, we believe we are nearing the dose we intend to explore in the first expansion cohort that we plan to initiate this year.”

“We are excited to share this clinical update from our HPN424 clinical trial. These data suggest that HPN424 is active and that the expected cytokine-mediated adverse events can be managed,” said Natalie Sacks, M.D., Chief Medical Officer of Harpoon. “Our goal is to develop an effective immunotherapy treatment option for patients with prostate cancer.”

Trial Design and Interim Results from the HPN424 Phase 1/2a Clinical Trial

This Phase 1/2a trial is a multicenter, open-label study designed to evaluate the safety, tolerability, pharmacokinetics and activity of HPN424 in patients with mCRPC who are progressing at the time of enrollment and have had at least two prior systemic treatments for metastatic disease. The initial ongoing phase of the trial is dose escalation, with the goal of determining a recommended dose for the expansion phase. The escalation phase began with single patient cohorts and transitioned to a 3x3 design when Grade 2 toxicity was observed. A step dosing regimen was introduced in December 2020. HPN424 is being administered to patients once weekly by intravenous infusion and the primary outcome measures are an assessment of safety and tolerability, pharmacokinetics, and pharmacodynamics. Secondary endpoints include duration of response, progression free and overall survival. Tumor assessments include PSA, CT and bone scans performed every 9 weeks.

As of the April 23, 2021 cut-off date, 89 patients have been treated in 13 cohorts with fixed doses ranging from 1.3 to 160 ng/kg and step dosing up to 300ng/kg using various regimens. Enrolled patients had a median of 5 prior therapies, including 73% with prior chemotherapy, and a median of two prior novel hormonal agents. Median PSA level was 129, with a range of 0.1-5000 ng/ml. The most frequent adverse events were cytokine release syndrome (CRS) ((all grade n=61 (69%), grade >3 n=4 (4%)), chills ((all grade n=60 (67%), grade >3 n=0 (0%)), and pyrexia ((all grade n=58 (65%), grade >3 n=2 (2%)). The majority of CRS events occurred with the first dose.

Dose Limiting Toxicities (DLTs) were observed at doses ranging from 96 to 300ng/kg and did not limit escalation and Maximum Tolerated Dose has not been reached. The most common DLTs were Transaminitis G4 (n=6) and Cytokine Release Syndrome G3 (n=4). The most common reason for study discontinuation was progressive disease; two of 89 (2%) patients discontinued treatment due to treatment-related AEs.

HPN424 demonstrated dose proportional increase in Cmax and AUC. Reduction in CTCs was seen in 36 of 64 (56%) patients with available baseline and on-treatment CTC counts. Fifteen of 74 (20%) pts with >1 post-baseline value had PSA decreases from baseline ranging from -2% to -76%, including 4 pts with PSA50 response and 2 pts with PSA30 response. A confirmed PR was observed in a patient treated at 160 ng/kg and that patient remains on study at 41 weeks.

Patients continue to be enrolled in the escalation and step dosing phase of the trial, with a goal to identify a dose for an expansion phase. The expansion phase of the trial will further evaluate the safety and activity of HPN424 in patients with mCRPC. This trial is titled, “Study of HPN424 in Patients with Advanced Prostate Cancer”. For additional information about the trial, please visit www.clinicaltrials.gov using the identifier NCT03577028.

Conference Call and Webcast Today

Harpoon’s management will host a webcast and conference call at 4 p.m. ET / 1 p.m. PT on Friday, June 4, 2021 to review the data and provide an update on other pipeline programs. The live call may be accessed by dialing 866-951-6894 for domestic callers or 409-216-0624 for international callers and using conference ID # 2657278.

A live webcast of the call will be available from the Events and Presentations section of the company’s website at https://ir.harpoontx.com/events-and-presentations and will be archived there shortly after the live event.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and is in a Phase 1/2 trial for small cell lung cancer and other DLL3-associated tumors. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “potential,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the anticipated progress, timing, scope and results of preclinical and clinical trials, the association of data with potential treatment outcomes, the development and advancement of product candidates, planned additional clinical testing and development efforts for its product candidates and the timing thereof, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, that preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval by the FDA or other regulatory agencies; clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ quarterly report on Form 10-Q for the quarter ended March 31, 2021 and future filings by Harpoon Therapeutics. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

650-443-7400

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com